SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                                ----------------

                                  SCHEDULE 13D
                                 (Rule 13d-101)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                  RULE 13d-2(a)

                                (Amendment No. 8)


                              DHB Industries, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                         Common Stock, $0.001 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    23321E103
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                              William R. Lucas, Jr.
                          One Riverchase Parkway South
                            Birmingham, Alabama 35244
--------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)


                                  May 11, 2007
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of This Statement)

     If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].

          Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

----------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 23321E103
          ---------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Harbinger Capital Partners Master Fund I, Ltd.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [x]

3.   SEC USE ONLY


4.   SOURCE OF FUNDS*

     WC

5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]

6.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON

7.   SOLE VOTING POWER

     0

8.   SHARED VOTING POWER

     7,537,225

9.   SOLE DISPOSITIVE POWER

     0

10.  SHARED DISPOSITIVE POWER

     7,537,225

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     7,537,225

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     14.8%

14.  TYPE OF REPORTING PERSON*

     CO

CUSIP No. 23321E103
          ---------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Harbinger Capital Partners Offshore Manager, L.L.C.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [x]

3.   SEC USE ONLY


4.   SOURCE OF FUNDS*

     AF

5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]

6.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON

7.   SOLE VOTING POWER

     0

8.   SHARED VOTING POWER

     7,537,225

9.   SOLE DISPOSITIVE POWER

     0

10.  SHARED DISPOSITIVE POWER

     7,537,225

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     7,537,225

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     14.8%

14.  TYPE OF REPORTING PERSON*

     CO

CUSIP No. 23321E103
          ---------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     HMC Investors, L.L.C.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [x]

3.   SEC USE ONLY


4.   SOURCE OF FUNDS*

     AF

5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]

6.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON

7.   SOLE VOTING POWER

     0

8.   SHARED VOTING POWER

     7,537,225

9.   SOLE DISPOSITIVE POWER

     0

10.  SHARED DISPOSITIVE POWER

     7,537,225

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     7,537,225

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     14.8%

14.  TYPE OF REPORTING PERSON*

     CO

CUSIP No. 23321E103
          ---------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Harbert Management Corporation

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [x]

3.   SEC USE ONLY


4.   SOURCE OF FUNDS*

     AF

5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]

6.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Alabama

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON

7.   SOLE VOTING POWER

     0

8.   SHARED VOTING POWER

     7,537,225

9.   SOLE DISPOSITIVE POWER

     0

10.  SHARED DISPOSITIVE POWER

     7,537,225

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     7,537,225

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     14.8%

14.  TYPE OF REPORTING PERSON*

     CO

CUSIP No. 23321E103
          ---------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Philip Falcone

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [x]

3.   SEC USE ONLY


4.   SOURCE OF FUNDS*

     AF

5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]

6.   CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S.A.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON

7.   SOLE VOTING POWER

     0

8.   SHARED VOTING POWER

     7,537,225

9.   SOLE DISPOSITIVE POWER

     0

10.  SHARED DISPOSITIVE POWER

     7,537,225

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     7,537,225

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     14.8%

14.  TYPE OF REPORTING PERSON*

     IN

CUSIP No. 23321E103
          ---------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Raymond J. Harbert

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [x]

3.   SEC USE ONLY


4.   SOURCE OF FUNDS*

     AF

5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]

6.   CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S.A.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON

7.   SOLE VOTING POWER

     0

8.   SHARED VOTING POWER

     7,537,225

9.   SOLE DISPOSITIVE POWER

     0

10.  SHARED DISPOSITIVE POWER

     7,537,225

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     7,537,225

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     14.8%

14.  TYPE OF REPORTING PERSON*

     IN

CUSIP No. 23321E103
          ---------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Michael D. Luce

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [x]

3.   SEC USE ONLY


4.   SOURCE OF FUNDS*

     AF

5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]

6.   CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S.A.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON

7.   SOLE VOTING POWER

     0

8.   SHARED VOTING POWER

     7,537,225

9.   SOLE DISPOSITIVE POWER

     0

10.  SHARED DISPOSITIVE POWER

     7,537,225

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     7,537,225

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     14.8%

14.  TYPE OF REPORTING PERSON*

     IN

CUSIP No. 23321E103
          ---------------------

--------------------------------------------------------------------------------
Item 1.  Security and Issuer.

         NO MATERIAL CHANGE FROM THE SCHEDULE 13D, AMENDMENT NO. 7, FILED ON MAY 11, 2007.

--------------------------------------------------------------------------------
Item 2.  Identity and Background.

         NO MATERIAL CHANGE FROM THE SCHEDULE 13D, AMENDMENT NO. 7, FILED ON MAY 11, 2007.
--------------------------------------------------------------------------------
Item 3.  Source and Amount of Funds or Other Consideration.

         NO MATERIAL CHANGE FROM THE SCHEDULE 13D, AMENDMENT NO. 7, FILED ON MAY 11, 2007.

--------------------------------------------------------------------------------
Item 4.  Purpose of Transaction.

         NO MATERIAL CHANGE FROM THE SCHEDULE 13D, AMENDMENT NO. 7, FILED ON MAY 11, 2007.

--------------------------------------------------------------------------------
Item 5.  Interest in Securities of the Issuer.

         NO MATERIAL CHANGE FROM THE SCHEDULE 13D, AMENDMENT NO. 7, FILED ON MAY 11, 2007.

--------------------------------------------------------------------------------
Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

         ITEM 6 FROM THE SCHEDULE 13D, AMENDMENT NO. 7, FILED ON MAY 11, 2007 IS HEREBY AMENDED AS FOLLOWS:

         In addition to the Shares beneficially held by the Reporting Persons, on May 7, 2007, May 8, 2007, May 9, 2007, May 10, 2007, May 11, 2007 and May 14,
2007, the Master Fund entered into equity swap agreements with a securities broker under which (i) the Master Fund will be obligated to pay to the broker the equity notional amount of the 138,500 shares, the 382,000 shares, the 55,380 shares, the 132,338 shares, the 201,310 shares and the 101,000 shares subject to these agreements, respectively, (the "Reference Shares") as of the beginning of each calculation period (which resets monthly), plus interest at a rate equal to LIBOR plus 90 basis points, and (ii) the broker will be obligated to pay to the Master Fund the market value of the Reference Shares as of the end of each calculation period. Any dividends received by the broker on the Reference Shares during the term of the agreement will be paid to the Master Fund. All balances will be cash settled and there will be no transfer of voting or dispositive power over the Reference Shares. The equity swap agreements may be terminated by either party on three days' notice.

--------------------------------------------------------------------------------
Item 7.  Material to be Filed as Exhibits.

         ITEM 7 FROM THE SCHEDULE 13D, AMENDMENT NO. 7, FILED ON MAY 11, 2007 IS HEREBY AMENDED TO INCLUDE THE FOLLOWING EXHIBITS:

Exhibit A: Agreement between the Reporting Persons to file jointly

                                   SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Harbinger Capital Partners Master Fund I, Ltd.
By: Harbinger Capital Partners Offshore Manager, L.L.C.
By: HMC Investors, L.L.C., Managing Member

By: /s/ William R. Lucas, Jr.
    --------------------------

Harbinger Capital Partners Offshore Manager, L.L.C.*
By: HMC Investors, L.L.C., Managing Member

By: /s/ William R. Lucas, Jr.
    --------------------------

HMC Investors, L.L.C.*

By: /s/ William R. Lucas, Jr.
    --------------------------

Harbert Management Corporation*

By: /s/ William R. Lucas, Jr.
    --------------------------

/s/ Philip Falcone*
-------------------
Philip Falcone

/s/ Raymond J. Harbert*
-----------------------
Raymond J. Harbert

/s/ Michael D. Luce*
--------------------
Michael D. Luce

May 15, 2007


Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

                                                                       Exhibit A

                                    AGREEMENT

The undersigned agree that this Amendment No. 8 to Schedule 13D dated May 15, 2007 relating to the Common Stock, $0.001 par value of DHB Industries, Inc. shall be filed on behalf of the undersigned.


Harbinger Capital Partners Master Fund I, Ltd.
By: Harbinger Capital Partners Offshore Manager, L.L.C.
By: HMC Investors, L.L.C., Managing Member

By: /s/ William R. Lucas, Jr.
    --------------------------

Harbinger Capital Partners Offshore Manager, L.L.C.*
By: HMC Investors, L.L.C., Managing Member

By: /s/ William R. Lucas, Jr.
    --------------------------

HMC Investors, L.L.C.*

By: /s/ William R. Lucas, Jr.
    --------------------------

Harbert Management Corporation*

By: /s/ William R. Lucas, Jr.
    --------------------------

/s/ Philip Falcone*
-------------------
Philip Falcone

/s/ Raymond J. Harbert*
-----------------------
Raymond J. Harbert

/s/ Michael D. Luce*
--------------------
Michael D. Luce

*The Reporting Persons disclaim beneficial ownership in the shares reported herein except to the extent of their pecuniary interest therein.



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